Exhibit 99.1


       U.S. Industries Reports Second Quarter Financial Results
              Company Provides Guidance for Fiscal 2003

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--May 8, 2003--U.S.
Industries, Inc. (NYSE:USI)

    Fiscal 2003 Q2 vs Fiscal 2002 Q2

    --  Total sales increase 12% to $283.8 million

    -- Operating income up 5% to $26.5 million including $8.6 million of technology license sale

    --  Interest expense declines by $5.6 million

    -- Pre-tax income from continuing operations increases $7.4 million to $9.5 million

    -- Net loss reflects $39.9 million impairment charge related to the recently announced disposal plan

    U.S. Industries, Inc. (NYSE:USI) ("USI"), a leading manufacturer of bath and plumbing products led by the JACUZZI(R) and ZURN(R) brand names and premium RAINBOW(R) vacuum cleaner systems, today announced financial results for its fiscal second quarter and first half ended March 31, 2003.
    Total sales for the second quarter of fiscal 2003 rose 12% to $283.8 million from $254.4 million for the same period last year. For the first half of fiscal 2003 sales increased 12% to $549.7 million from $492.2 million in the comparable prior year period. These increases primarily reflect higher sales in the Company's Bath & Plumbing segment, as well as an $8.6 million gain recorded upon the granting of a license for certain technology ("the technology license"), which was the subject of patent litigation.
    Operating income for the second quarter rose 5% to $26.5 million as compared to $25.3 million for the same period last year. For the first half operating income increased $3.5 million or 8% to $45.1 million from $41.6 million in the prior year. The increases were due to higher sales and the $8.6 million technology license sale. These increases were partially offset by a $3.1 million charge related to the previously announced restructuring and consolidation of Jacuzzi's headquarters to West Palm Beach, as well as lower profit margins experienced in both operating segments.
    Interest expense declined by $5.6 million during the second quarter and $9.8 million during the first half of fiscal 2003, largely due to lower debt balances resulting from proceeds generated by asset sales, income tax refunds and cash flow from operations.
    For the second quarter of 2003 income from continuing operations increased by $3.7 million to $5.8 million, or $0.08 per diluted share, from $2.1 million, or $0.03 per diluted share, in the comparable period of the prior year. For the first half of 2003, income from continuing operations was $20.3 million, or $0.27 per diluted share, compared to a loss from continuing operations of $2.9 million, or ($0.04) per diluted share, in the same period one year ago. The first half of 2003 included a tax benefit recorded in the first quarter of $13.6 million, or $0.18 per diluted share, which resulted from the resolution of an IRS audit.
    The Company reported a net loss in the second quarter of 2003 of $33.3 million, or ($0.45) per diluted share, compared to net income of $3.0 million, or $0.04 per diluted share in the second quarter of 2002. For the first half of fiscal 2003 the Company reported a net loss of $19.6 million, or ($0.26) per diluted share, compared to a net loss $4.0 million, or ($0.05) per diluted share.
    The net loss in the second quarter and first half of 2003 includes an impairment charge of $39.9 million, of which $7.2 million was goodwill, recorded in discontinued operations. This charge is associated with the recently announced disposal plan related to the Company's swimming pool, pool equipment, hearth and water systems businesses and represents the difference between the historical net carrying value and the estimated net realizable value of the businesses. The operating results of these businesses, which were previously included in the Bath & Plumbing segment, are now included in discontinued operations for all periods presented.

    Bath & Plumbing

    Sales in the Bath & Plumbing segment increased by $29.4 million, or 12.9%, to $257.4 million for the second quarter of 2003, and $58.0 million, or 13.2%, to $497.2 million for the first half of 2003 in comparison with the prior year periods. The second quarter and first half of 2003 reflect sales increases in USI's domestic spa and U.K. bath product lines. The increase in domestic spas was the result of strong marketing efforts and an expanded specialty retail dealer base. The increase in the U.K. bath product lines was primarily attributable to additional sales to Focus and Homebase, two of the U.K.'s leading home center retailers.
    In March 2003, the Company entered into an agreement with Lowe's Home Improvement Warehouse ("Lowe's"), to be its principal supplier of stocked jetted tub products. This agreement is expected to increase sales of whirlpool bath and other products starting in the fourth quarter of 2003.
    Sales in the Company's commercial and institutional product lines decreased slightly in the second quarter but remained ahead of 2002 year-to-date. The Company was able to achieve the increase in first half sales despite continued softness in U.S. commercial and institutional construction by enhancing its product offerings and implementing programs to increase its market share. Sales in the second quarter and first half of 2003 also increased because of the $8.6 million sale of the technology license and the firming of the British pound and Euro against the dollar, which contributed $8.7 million to the second quarter and $13.6 million to the first half.
    Operating income increased to $27.3 million, or 10.6% of sales in the second quarter of 2003 from $20.7 million, or 9.1% of sales, in the second quarter of 2002. Operating income also increased to $43.6 million, or 8.8% of sales, in the first half of 2003 from $36.6 million, or 8.3% of sales, in the first half of 2002. The increase in operating income was primarily the result of the sales increases discussed above. The increase in margins as a percentage of sales is primarily the result of the $8.6 million sale of the technology license. Without the sale of the license, operating income would have been $18.7 million (7.5% of sales) and $35.0 million (7.2% of sales) in the second quarter and first half of fiscal 2003, respectively.
    Operating income was adversely affected by reduced margins generated by the domestic whirlpool bath product lines. These reduced margins were primarily the result of labor inefficiencies and start up costs related to the Chino, CA plant, which became fully operational in the first quarter of 2003, the cost of further process improvements to enhance quality and future operating efficiencies, and start-up costs associated with the initial stocking of the Lowe's stores. The labor inefficiencies in Chino and initial stocking expenses are expected to continue at reduced levels into the third and fourth fiscal quarters but are expected to be offset in the fourth quarter by increased volumes to be generated by the new Lowe's business. Margins remained high for the European bath and the domestic commercial and institutional product lines, although there has been some softening as a result of weak demand in the European bath and the domestic commercial and institutional markets. In addition, operating income was also adversely affected by increases in certain insurance and retirement benefit expenses and was positively impacted by $1.3 million for the second quarter and $1.9 million for the first half as a result of foreign currency exchange rate fluctuations.

    Rexair

    In the Rexair segment, sales of $26.4 million in the second quarter of 2003 were equal to those in the second quarter of fiscal 2002. Sales in the first half of 2003 decreased by $0.5 million to $52.5 million from the comparable prior year period. The decrease in the first half of fiscal 2003 is the result of lower unit sales in international markets during the first quarter, partially offset by an increase in domestic unit sales. Domestic unit sales increased 3% in the first half due to various promotional programs aimed at increasing the number of domestic distributors and dealers. Unit sales in international markets increased during the second quarter as a result of positive trends experienced in certain European and Middle Eastern markets.
    Operating income decreased by $1.0 million, to $6.7 million, in the second quarter of 2003, and $2.6 million for the first half of 2003 to $12.7 million from the comparable prior year periods. These decreases are primarily due to lower overhead absorption related to an inventory reduction program instituted in September 2002, the impact of a change in estimated reserves in the second quarter and first half of 2002 and the decrease in sales discussed above. The inventory reduction program was concluded in December 2002 but had a negative carryover effect into the second quarter. Operating income was also negatively impacted by costs associated with the aforementioned promotional programs.

    Continued Debt Reduction and Corporate Costs

    USI reduced net debt at March 31, 2003 by approximately $154 million from September 30, 2002. The Company has reduced its net debt by approximately $445 million over the past twelve months. Approximately $420 million of the reduction over the past twelve months resulted from funds received from asset sales and tax refunds with the remainder coming from operating cash flows.
    Corporate expenses increased $4.4 million in the second quarter of 2003, primarily related to costs associated with the previously announced restructuring and consolidation of Jacuzzi's headquarters to West Palm Beach, as well as $1.1 million lower pension income. The Company expects to incur an additional $6.1 million in charges related to this consolidation, the majority of which will be expensed over the later half of fiscal 2003. The decrease in pension income reflects a reduction in the discount rate and expected rate of return on assets. For the first half of 2003 corporate expenses increased by $0.9 million over the comparable prior period. The more favorable comparison of corporate expenses for the first half is due to lower personnel related expenses, lower professional fees and higher pension income recorded in the first quarter 2003 when compared with the first quarter of 2002. The first quarter of 2002 had less pension income because it did not benefit from additional income related to a pension asset retained following the disposition of a business in January 2002.

    Outlook for Fiscal 2003

    Based on a continuation of current business conditions and expectations, management anticipates net sales from continuing operations and net income from continuing operations to increase by approximately 12% for fiscal 2003. For fiscal 2002, USI had net sales of $1.07 billion and net income from continuing operations of $31.5 million. A variety of factors, however, could affect these expectations positively or negatively, including the continued weakness of the world economy, and international political uncertainty.
    David H. Clarke, Chairman and Chief Executive Officer of USI, said, "We believe that our higher sales and increased income from continuing operations, even in a weak economic environment, validate our overall business strategy to grow our core businesses. We also continue to prioritize debt reduction and the further enhancement of USI's financial and credit profiles."

    Conference Call

    The Company will host a conference call on May 8, 2003 at 11:00 a.m. (Eastern Daylight Time) to review the operating results. A replay of the call will be available through May 15, 2003 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, and institutional investors can access the call via CCBN's password protected event management site, Street Events, at www.streetevents.com, through May 15, 2003.

    U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include JACUZZI(R), ZURN(R),
SUNDANCE(R) Spas, ELJER(R), and RAINBOW(R) Vacuum Cleaners. Learn more at www.usindustries.com.

    Disclosure Concerning Forward-Looking Statements

    Any forward-looking statements made in this release including, without limitation, the Outlook for Fiscal 2003, represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors outside the Company's control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, acts of war, consumer spending patterns, energy costs and availably, levels of residential, commercial and institutional construction, and changes in raw material costs, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update such forward-looking statements.


                         U.S. INDUSTRIES, INC.
                        SUMMARY FINANCIAL DATA
            (unaudited, in millions except per share data)

               CONSOLIDATED STATEMENT OF OPERATIONS SUMMARY
               --------------------------------------------

                                    Three Months        Six Months
                                  Ended March 31,     Ended March 31,
                                  2003      2002      2003      2002
                                --------  --------  --------  --------

     NET SALES                  $ 283.8   $ 254.4   $ 549.7   $ 492.2

Cost of products sold             201.0     174.0     385.4     338.8
Selling, general and
 administrative expenses           53.2      55.1     116.1     111.8
Restructuring charges               3.1       0.0       3.1       0.0
                                --------  --------  --------  --------

     OPERATING INCOME              26.5      25.3      45.1      41.6

Interest expense                  (14.2)    (19.8)    (32.6)    (42.4)
Interest income                     0.3       0.7       0.9       2.7
Other expense, net                 (3.1)     (4.1)     (2.5)     (4.8)
                                --------  --------  --------  --------

Income (loss) before income
 taxes                              9.5       2.1      10.9      (2.9)

(Provision) benefit for income
  taxes                            (3.7)        -       9.4         -
                                --------  --------  --------  --------

     INCOME (LOSS) FROM
      CONTINUING OPERATIONS         5.8       2.1      20.3      (2.9)

Income (loss) from discontinued
 operations (net of tax provision
 of $0.5 for the three months
 ended March 31, 2003)              0.8       0.9         -      (1.1)

Impairment loss (net of tax
 benefit of $6.5 in 2003)         (39.9)        -     (39.9)        -
                                --------  --------  --------  --------

(Loss) income from discontinued
 operations                       (39.1)      0.9     (39.9)     (1.1)
                                --------  --------  --------  --------

     NET (LOSS) INCOME          $ (33.3)  $   3.0   $ (19.6)  $  (4.0)
                                ========  ========  ========  ========


     BASIC (LOSS) EARNINGS PER
      SHARE

Income (loss) from continuing
 operations per share           $  0.08   $  0.03   $  0.27   $ (0.04)
                                ========  ========  ========  ========

(Loss) income from discontinued
  operations per share            (0.53)     0.01     (0.53)    (0.01)
                                ========  ========  ========  ========

Net (loss) income per share     $ (0.45)  $  0.04   $ (0.26)  $ (0.05)
                                ========  ========  ========  ========

Weighted average basic shares
 outstanding                       74.5      73.6      74.5      73.5
                                ========  ========  ========  ========


     DILUTED (LOSS) EARNINGS PER
      SHARE

Income (loss) from continuing
 operations per share           $  0.08   $  0.03   $  0.27   $ (0.04)
                                ========  ========  ========  ========

(Loss) income from discontinued
  operations per share            (0.53)     0.01     (0.53)    (0.01)
                                ========  ========  ========  ========

Net (loss) income per share     $ (0.45)  $  0.04   $ (0.26)  $ (0.05)
                                ========  ========  ========  ========

Weighted average diluted shares
 outstanding                       74.5      73.6      74.5      73.5
                                ========  ========  ========  ========


OTHER DATA
          Depreciation          $   5.7   $   5.6   $  11.2   $  11.4
          Restricted stock
           amortization             0.4       0.4       0.6       0.9
                                --------  --------  --------  --------
          Total depreciation
           and amortization     $   6.1   $   6.0   $  11.8   $  12.3
                                ========  ========  ========  ========

          Capital expenditures  $   2.6   $   2.9   $   5.5   $   7.9
                                ========  ========  ========  ========


                         U.S. INDUSTRIES, INC.
                      CONSOLIDATED BALANCE SHEETS
                             (in millions)


                                                 March 31,   Sept. 30,
                                                   2003        2002
                                                ----------  ----------
                    ASSETS                     (unaudited)

Current assets:
 Cash and cash equivalents                      $    17.5   $    32.1
 Restricted cash collateral accounts                  5.9       142.9
 Trade receivables, net                             208.4       209.8
 Inventories, net                                   169.9       163.7
 Deferred income taxes                               31.0        31.0
 Net assets held for sale                            62.2       237.8
 Income taxes receivable                                -        37.5
 Other current assets                                22.6        24.0
                                                ----------  ----------

    Total current assets                            517.5       878.8

Restricted cash collateral accounts                  33.1        15.4
Property, plant and equipment, net                  126.1       130.0
Goodwill and other intangibles, net                 303.0       303.2
Insurance for asbestos claims                       145.0       145.0
Pension assets                                      142.2       136.0
Other assets                                         39.2        34.7
                                                ----------  ----------

TOTAL ASSETS                                    $ 1,306.1   $ 1,643.1
                                                ==========  ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                                  $    20.8   $    15.3
 Current maturities of long-term debt                31.3       275.9
 Trade accounts payable                              92.1        94.7
 Income taxes payable                                18.4           -
 Liabilities associated with assets held for
  sale                                               23.4        78.6
 Accrued expenses and other current
  liabilities                                       110.8       128.1
                                                ----------  ----------

    Total current liabilities                       296.8       592.6

Long-term debt                                      491.0       516.9
Deferred income taxes                                11.3        17.4
Asbestos claims                                     145.0       145.0
Other liabilities                                   133.0       133.5
                                                ----------  ----------

    Total liabilities                             1,077.1     1,405.4
                                                ----------  ----------


Total stockholders' equity                          229.0       237.7
                                                ----------  ----------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $ 1,306.1   $ 1,643.1
                                                ==========  ==========

    CONTACT: U.S. Industries, Inc.
             Investor Relations:
             Diana Burton, 561/514-3850
              or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212/836-9608